Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the G&K Services, Inc. Restated Equity Incentive Plan (2010) of our reports dated August 26, 2010, with respect to the consolidated financial statements and schedule of G&K Services, Inc. and the effectiveness of internal control over financial reporting of G&K Services, Inc. included in its Annual Report (Form 10-K) for the year ended July 3, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
December 3, 2010